EXHIBIT 99.6

Execution Version

EQUITY CONTRIBUTION AGREEMENT

This EQUITY CONTRIBUTION AGREEMENT (this “Agreement”) is made and entered into as of December 22, 2022 by and among (i) CIH Holdings Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands (“Parent”), (ii) CIH Merger Sub Holdings Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands and a wholly-owned Subsidiary of Parent (“Merger Sub”) and (iii) certain shareholders of China Index Holdings Limited, an exempted company with limited liability registered under the Laws of the Cayman Islands (the “Company”), listed on Schedule A (each, a “Rollover Shareholder” and collectively, the “Rollover Shareholders”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, concurrently herewith, Parent, Merger Sub, and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (as may be amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, among other things, Merger Sub will be merged with and into the Company, with the Company continuing as the surviving company and a wholly-owned Subsidiary of Parent (the “Merger”);

WHEREAS, as of the date hereof, each Rollover Shareholder is the legal and “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of the Shares (including Shares represented by American depositary shares (the “ADSs”) as set forth in the column titled “Rollover Shares” opposite such Rollover Shareholder’s name on Schedule A hereto (such Shares owned by such Rollover Shareholder, together with any additional Shares (including Shares represented by ADSs) acquired (whether beneficially or of record) by such Rollover Shareholder after the date hereof and prior to the earlier of the Effective Time and the termination of all of such Rollover Shareholder’s obligations hereunder, including without limitation, any Shares that a Rollover Shareholder may acquire by means of purchase, dividend or distribution, or issued upon the exercise or settlement of any Company Equity Awards, or any other options or warrants or the conversion of any convertible securities or otherwise, subject to adjustment as contemplated by Section 6(b), the “Rollover Shares”);

WHEREAS, in connection with the consummation of the transactions contemplated by the Merger Agreement (the “Transactions”), including the Merger, each of the Rollover Shareholders agrees to prior to the Closing, contribute their respective Rollover Shares to Merger Sub directly or indirectly in exchange for (a) newly issued class A ordinary shares of Parent, par value US$0.001 (“Class A Parent Shares”), if such Rollover Shares are class A ordinary shares, par value US$0.001 per share, of the Company (the “Class A Shares”) and/or (b) newly issued class B ordinary shares of Parent, par value US$0.001 (“Class B Parent Shares” and, together with Class A Parent Shares, the “Parent Shares”), if such Rollover Shares are class B ordinary shares, par value US$0.001 per share, of the Company (the “Class B Shares”) , in each case, in the amount set forth in the column titled “Parent Shares to be Issued” opposite such Rollover Shareholder’s name on Schedule A hereto;

WHEREAS, in order to induce Parent, Merger Sub and the Company to enter into the Merger Agreement and consummate the Transactions, including the Merger, Parent, Merger Sub and the Rollover Shareholders are entering into this Agreement; and

WHEREAS, each Rollover Shareholder acknowledges that Parent, Merger Sub and Company are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of such Rollover Shareholder set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Parent, Merger Sub and each Rollover Shareholder, intending to be legally bound hereby, Parent, Merger Sub and each Rollover Shareholder hereby agree as follows:

1. Contribution of Rollover Shares by Rollover Shareholders to Merger Sub. Upon the terms and subject to the conditions set forth herein, immediately prior to the Contribution Closing (as defined below) and without further action by the Rollover Shareholders (except as described in Section 4 below), each Rollover Shareholder’s right, title and interest in and to the Rollover Shares shall be contributed, assigned, transferred and delivered to Merger Sub, free and clear of all Liens other than Permitted Liens and all other Equity Interests of the Company held by such Rollover Shareholder, if any, shall be treated in accordance with the Merger Agreement and not be affected by the provisions of this Agreement.

2. Issuance of Parent Shares. In consideration of the contribution, assignment, transfer and delivery of the Rollover Shares to Merger Sub pursuant to Section 1 of this Agreement, Parent shall issue Parent Shares in the name of each Rollover Shareholder (or in the name of an Affiliate as designated by such Rollover Shareholder in writing before the Contribution Closing) in such amounts as provided in the column titled “Parent Shares to be Issued” set forth opposite such Rollover Shareholder’s name on Schedule A hereto. Each Rollover Shareholder hereby acknowledges and agrees that (a) the value of the Parent Shares issued to such Rollover Shareholder or his/her/its designated Affiliate is equal to the product of (x) the total number of Rollover Shares contributed by such Rollover Shareholder multiplied by (y) the Per Share Merger Consideration under the Merger Agreement, (b) delivery of such Parent Shares shall constitute complete satisfaction of all obligations towards or sums due to such Rollover Shareholder by Parent with respect to the applicable Rollover Shares and (c) upon receipt of such Parent Shares, such Rollover Shareholder shall have no right to any other consideration against Parent with respect to the Rollover Shares contributed to Merger Sub by such Rollover Shareholder pursuant to this Agreement. Subject to Section 3.3 of the Merger Agreement, no Parent Shares issued in connection with the Merger shall be issued at a price per share lower than the value of the Parent Shares issued hereunder.

3. Contribution Closing. Subject to the satisfaction in full (or waiver, if permissible) of all of the conditions set forth in Sections 8.1, 8.2 and 8.3 of the Merger Agreement (other than conditions that by their nature are to be satisfied at the Closing or validly waived), the closing of the contribution and exchange contemplated hereby (the “Contribution Closing”) shall take place no later than one (1) Business Day prior to the Closing, and the issuance of Parent Shares shall take place on or prior to the Closing. Assuming full performance by each Rollover Shareholder of his/her/its obligations under Section 1, upon the Contribution Closing, Merger Sub shall be the registered holder of Shares representing at least 90% of the voting power of the Shares exercisable in a general meeting of the Company, and the Merger will be carried out through a “short-form” merger in accordance with Part XVI and in particular section 233(7) of the Companies Act.

4. Deposit of Rollover Shares Documents. No later than five (5) Business Days prior to the Contribution Closing, each Rollover Shareholder or any agent of such Rollover Shareholder shall deliver or cause to be delivered to Parent, for disposition in accordance with the terms hereof, (a) duly executed instrument of transfer for his/her/its Rollover Shares in favor of Merger Sub (and any and all other formalities as reasonably required by the Company in order to effect the transfer of all Rollover Shares held by such Rollover Shareholder) dated as of the date of the Contribution Closing, or as Parent may direct in writing, in form reasonably acceptable to Parent, and (b) share certificates, if any, representing his/her/its Rollover Shares (the “Rollover Shares Documents”). The Rollover Shares Documents shall be held by Parent or any agent authorized by Parent until the Contribution Closing, at which time they shall be delivered to the Company in order to give full effect to the Contribution Closing as contemplated by this Agreement, including procuring that the Company register the Rollover Shares in favor of Merger Sub in its register of members as at the Contribution Closing. To the extent that any Rollover Shares of a Rollover Shareholder are held in street name or otherwise represented by ADSs, such Rollover Shareholder shall execute such instruments and take such other actions, in each case, as are reasonably requested by Parent to convert his/her/its ADSs into Rollover Shares no later than five (5) Business Days prior to the Contribution Closing pursuant to the terms of the Deposit Agreement, and each Rollover Shareholder shall pay any applicable fees, charges and expenses of the Depositary and government charges due to or incurred by the Depositary in connection with such conversion.

5. Delivery of Register of Members. At the Contribution Closing, Parent shall deliver to each Rollover Shareholder a copy of the updated register of members of Parent as of the date of the Contribution Closing, certified by the registered agent or a director of Parent, reflecting the issuance to such Rollover Shareholder of such number and class of Parent Shares set forth opposite the name of such Rollover Shareholder on Schedule A hereto. Promptly after the Contribution Closing, upon written request of any Rollover Shareholder, Parent shall deliver to such Rollover Shareholder a share certificate representing such number and class of Parent Shares set forth opposite the name of such Rollover Shareholder in Schedule A hereto.

6. Irrevocable Election.

(a) The execution of this Agreement by each Rollover Shareholder evidences, subject to Section 12, the irrevocable election and agreement by such Rollover Shareholder to contribute his/her/its respective Rollover Shares to Merger Sub in exchange for Parent Shares at the Contribution Closing on the terms and conditions set forth herein. In furtherance of the foregoing, each Rollover Shareholder covenants and agrees, severally but not jointly, that during the period commencing on the date hereof and continuing until the Expiration Time (as defined below) (the “Term”), except as set out on Schedule B hereto or expressly contemplated under this Agreement or the Merger Agreement, such Rollover Shareholder shall not, directly or indirectly, (i) sell (constructively or otherwise), offer to sell, give, pledge, encumber, assign, grant any option for the sale of or otherwise transfer or dispose of, or enter into any agreement, arrangement or understanding to sell or otherwise transfer or dispose of, an interest in any of his/her/its Rollover Shares (“Transfer”) or permit the Transfer by any of his/her/its Affiliates of an interest in any of his/her/its Rollover Shares, (ii) enter into any Contract, undertaking or understanding with respect to a Transfer or limitation on voting rights of any of his/her/its Rollover Shares, or any right, title or interest thereto or therein, (iii) deposit any of his/her/its Rollover Shares into a voting trust or grant any proxy or enter into a voting agreement, power of attorney or voting trust with respect to any of his/her/its Rollover Shares, (iv) take any action that could reasonably be expected to have the effect of making any of his/her/its representations or warranties set forth in this Agreement untrue or inaccurate, reducing or limiting such Rollover Shareholder’s economic interests in his/her/its Rollover Shares, affecting the ownership of his/her/its Rollover Shares or preventing, disabling or delaying such Rollover Shareholder from performing his/her/its obligations under this Agreement or that is intended, or could reasonably be expected, to impede, frustrate, interfere with, delay, postpone, adversely affect or prevent the consummation of the Merger or the other transactions contemplated by the Merger Agreement, or (v) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (i) through (iv). Any purported Transfer, or other action, in violation of this paragraph shall be null and void.

(b) Each Rollover Shareholder covenants and agrees, severally but not jointly, that such Rollover Shareholder shall promptly (and in any event within two (2) Business Days) notify Parent and the Company of any new Shares with respect to which beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) is acquired by such Rollover Shareholder, including, without limitation, by purchase, as a result of a share dividend, share split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise, conversion or exchange of any securities of the Company, if any, after the date hereof and other than a conversion of his/her/its ADSs into Rollover Shares pursuant to Section 4. Any such Shares shall automatically become subject to the terms of this Agreement as “Rollover Shares”, and Schedule A hereto shall be deemed amended accordingly to reflect the rollover of such Shares.

(c) Each Rollover Shareholder hereby waives, and agrees not to exercise, any and all of his/her/its dissenter’s rights in connection with the Transaction with respect to any and all Rollover Shares beneficially owned by it/him/her (including, without limitation, any rights under Section 238 of the Companies Act). Merger Sub hereby irrevocably and unconditionally waives any and all dissenter’s rights in connection with the Transactions with respect to any and all Rollover Shares to be contributed to it pursuant to this Agreement or otherwise beneficially owned by Merger Sub immediately prior to or at the Effective Time.

7. Non-Solicitation.

(a) Restricted Activities. During the Term, each Rollover Shareholder, solely in his/her/its capacity as a shareholder of the Company, shall not, and shall cause his/her/its Representatives (as applicable) (in each case, acting in their capacity as such to such Rollover Shareholder (the “Shareholder’s Representatives”)) not to, directly or indirectly: (i) solicit, initiate or encourage (including by way of furnishing non-public information relating to the Company or any of its Subsidiaries), or take any other action with the intent to induce the making of any Competing Proposal, (ii) enter into, maintain or continue discussions or negotiations with, or provide any non-public information relating to the Company or any of its Subsidiaries to, any person in connection with any Competing Proposal, (iii) to the extent not required by applicable Law, grant any waiver, amendment or release under any standstill or confidentiality agreement in relation to the Merger, or otherwise facilitate any effort or attempt by any person to make a Competing Proposal, or (iv) approve, endorse or recommend (or publicly propose to approve, endorse or recommend) or enter into any letter of intent, Contract or commitment contemplating or otherwise relating to, or that could reasonably be expected to result in, any Competing Proposal.

(b) Notification. Each Rollover Shareholder, solely in his/her/its capacity as a shareholder of the Company, shall and shall cause his/her/its Shareholder’s Representatives as applicable to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may have been conducted heretofore with respect to a Competing Proposal. During the Term, each Rollover Shareholder shall promptly advise Parent in writing of (i) any Competing Proposal, (ii) any request it receives in his/her/its capacity as a shareholder of the Company for non-public information relating to the Company or any of its Subsidiaries, and (iii) any inquiry or request for discussion or negotiation it, he or she receives in his/her/its capacity as a shareholder of the Company regarding a Competing Proposal, including in each case the identity of the person making any such Competing Proposal or indication or inquiry and the terms of any such Competing Proposal or indication or inquiry (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements). Each Rollover Shareholder, in his/her/its capacity as a shareholder of the Company, shall keep Parent reasonably informed on a reasonably current basis of the status and terms (including any material changes to the terms thereof) of any such Competing Proposal or indication or inquiry (including, if applicable, any revised copies of written requests, proposals and offers) and the status of any such discussions or negotiations to the extent known by such Rollover Shareholder. This Section 7(b) shall not apply to any Competing Proposal received by the Company.

(c) Capacity. Notwithstanding anything to the contrary in this Agreement, (i) each Rollover Shareholder is entering into this Agreement, and agreeing to become bound hereby, solely in his/her/its capacity as a beneficial owner of his/her/its Rollover Shares and not in any other capacity (including without limitation any capacity as a director or officer of the Company) and (ii) nothing in this Agreement shall obligate such Rollover Shareholder to take, or forbear from taking, any action as a director or officer of the Company.

8. Representations and Warranties of the Rollover Shareholders. Each Rollover Shareholder makes the following representations and warranties, severally but not jointly and with respect to itself or himself or herself only, to Parent, Merger Sub and the Company, each and all of which shall be true and correct as of the date of this Agreement and unless otherwise specified, as of the Contribution Closing, and shall survive the execution and delivery of this Agreement:

(a) Ownership of Shares. Such Rollover Shareholder is and, immediately prior to the Contribution Closing, will be the legal and beneficial owner of, and has and, immediately prior to the Contribution Closing, will have good and valid title to, his/her/its respective Rollover Shares, free and clear of Liens other than as created by this Agreement and which have or could have the effect of preventing, impeding or interfering with or adversely affecting the performance by such Rollover Shareholder of his/her/its obligations under this Agreement. Such Rollover Shareholder has and, as of the Contribution Closing will have, sole or shared (together with his/her/its Affiliates controlled by such Rollover Shareholder) voting power, power of disposition, power to demand dissenter’s rights (if applicable) and sole power to agree to all of the matters set forth in this Agreement, with respect to all of his/her/its Rollover Shares, with no limitations, qualifications, or restrictions on such rights, in each case subject to applicable securities Laws, the Laws of the Cayman Islands and the terms of this Agreement. As of the date hereof, other than the Rollover Shares, other securities listed on Schedule A hereto, and the Company Options and the Company Restricted Shares held by the Rollover Shareholders or any of their respective Affiliates to be assumed by Parent in accordance with Section 3.3 of the Merger Agreement (if applicable), such Rollover Shareholder does not own, beneficially or of record, any securities of the Company and any direct or indirect interest in any such securities (including by way of derivative securities). Except as contemplated hereby and as set forth on Schedule B hereto, there are no options, warrants or other rights, agreements arrangements or commitments of any character to which such Rollover Shareholder is a party relating to the pledge, disposition or voting of any of his/her/its Rollover Shares and such Rollover Shareholder’s Rollover Shares are not subject to any voting trust agreement or other Contract to which such Rollover Shareholder is a party restricting or otherwise relating to the voting or Transfer of the Rollover Shares other than this Agreement. Such Rollover Shareholder has not appointed or granted any proxy or power of attorney that is still in effect with respect to any of his/her/its Rollover Shares, except as contemplated by this Agreement. Except for a transfer to Merger Sub as contemplated by Section 1 and as set forth on Schedule B hereto, such Rollover Shareholder has not Transferred any interest in any of his/her/its Rollover Shares, other than any Lien which will be discharged on or prior to the Contribution Closing or as contemplated by this Agreement.

(b) Standing and Authority. Each Rollover Shareholder has full legal right, power, capacity and authority to execute and deliver this Agreement, to perform such Rollover Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby, subject to applicable securities Laws and the terms of this Agreement. This Agreement has been duly and validly executed and delivered by such Rollover Shareholder and the execution, delivery and performance of this Agreement by such Rollover Shareholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Rollover Shareholder (if applicable) and no other actions or proceedings on the part of such Rollover Shareholder (if applicable) are necessary to authorize this Agreement or to consummate the transaction contemplated hereby. Assuming due authorization, execution and delivery by Parent, Merger Sub, and the other Rollover Shareholders, this Agreement constitutes a legal, valid and binding obligation of such Rollover Shareholder, enforceable against such Rollover Shareholder in accordance with its terms, except as enforcement may be limited by applicable Enforceability Exceptions.

(c) Consents and Approvals; No Violations. Except for the applicable requirements of the Exchange Act, the Securities Act, any other U.S. federal or state securities Laws, the rules and regulations of NASDAQ and the Laws of the Cayman Islands, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary on the part of such Rollover Shareholder for the execution, delivery and performance of this Agreement by such Rollover Shareholder or the consummation by such Rollover Shareholder of the transactions contemplated hereby; and (ii) neither the execution, delivery or performance of this Agreement by such Rollover Shareholder nor the consummation by such Rollover Shareholder of the transactions contemplated hereby, nor compliance by such Rollover Shareholder with any of the provisions hereof shall (A) require the consent or approval of any other Person pursuant to any Contract binding on such Rollover Shareholder or his/her/its properties or assets, (B) conflict with or violate any provision of the organizational documents of any such Rollover Shareholder which is an entity, (C) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on property or assets of such Rollover Shareholder pursuant to any Contract to which such Rollover Shareholder is a party or by which such Rollover Shareholder or any property or asset of such Rollover Shareholder is bound or affected, in each case which have, or could have, the effect of preventing, impeding or interfering with or adversely affecting the performance by such Rollover Shareholder of his/her/its obligations under this Agreement, or (D) violate any Law applicable to such Rollover Shareholder or such Rollover Shareholder’s properties or assets.

(d) No Litigation. On the date hereof, there is no action, suit, investigation, complaint or other proceeding pending against such Rollover Shareholder or, to the knowledge of such Rollover Shareholder, any other Person or, to the knowledge of such Rollover Shareholder, threatened against such Rollover Shareholder or any other Person, in each case that restricts or prohibits (or, if successful, would restrict or prohibit) the performance by such Rollover Shareholder of his/her/its obligations under this Agreement.

(e) Reliance. Such Rollover Shareholder understands and acknowledges that Parent, Merger Sub and the Company are entering into the Merger Agreement in reliance upon such Rollover Shareholder’s execution, delivery and performance of this Agreement, and the representations, warranties, covenants and other agreements of such Rollover Shareholder made herein.

(f) Receipt of Information. Such Rollover Shareholder has been afforded the opportunity to ask such questions as he/she/it has deemed necessary of, and to receive answers from, Representatives of Parent concerning the terms and conditions of the transactions contemplated hereby and the merits and risks of owning the Parent Shares, the Transactions and the calculation and determination of the number and value of Parent Shares to be received by such Rollover Shareholder pursuant to this Agreement. Such Rollover Shareholder acknowledges that he/she/it has been advised to discuss with his/her/its own counsel the meaning and legal consequences of such Rollover Shareholder’s representations and warranties in this Agreement and the transactions contemplated hereby and is relying solely on his/her/its own counsel and other advisors for legal, financial and other advice with respect to the transactions contemplated hereby.

(g) Purchase Entirely For Own Account. Such Rollover Shareholder hereby confirms that the Parent Shares to be acquired by such Rollover Shareholder will be acquired for investment for such Rollover Shareholder’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Rollover Shareholder has no present intention of selling, granting any participation in, or otherwise distributing the same, except as set forth on Schedule B hereto. By executing this Agreement, such Rollover Shareholder further represents that such Rollover Shareholder does not presently have any Contract, understanding or undertaking with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of his/her/its Rollover Shares, except as set forth on Schedule B hereto.

(h) Restricted Securities. Such Rollover Shareholder understands that the Parent Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Rollover Shareholder’s representations as expressed herein. Such Rollover Shareholder understands that the Parent Shares will constitute “restricted securities” under applicable U.S. federal and state securities Laws and that, pursuant to these Laws, such Rollover Shareholder must hold the Parent Shares indefinitely unless they are registered with the SEC for resale by such Rollover Shareholder and qualified by U.S. state authorities, or an exemption from such registration and qualification requirements is available. Such Rollover Shareholder acknowledges that Parent has no obligation to register or qualify the Parent Shares for resale. Such Rollover Shareholder further acknowledges that, if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the availability of public information, time and manner of sale and the holding period for the Parent Shares, and on requirements relating to Parent which are outside of the Rollover Shareholder’s control, and which Parent is under no obligation and may not be able to satisfy.

(i) No Public Market. Such Rollover Shareholder understands that no public market now exists for the Parent Shares, and that Parent has made no assurances that a public market will ever exist for the Parent Shares.

(j) Legends. Such Rollover Shareholder understands that the Parent Shares, and any securities issued in respect of or exchange for the Parent Shares, may be notated with any legend required by the securities Laws of any Governmental Entity to the extent such Laws are applicable to the Parent Shares represented by the certificate, instrument, or book entry so legended.

(k) Status of Rollover Shareholders. Such Rollover Shareholder is either (i) an “accredited investor” within the meaning of the SEC Rule 501 of Regulation D, as presently in effect, under the Securities Act, or (ii) not a “U.S. person” as defined in Rule 902 of Regulation S of the Securities Act. Such Rollover Shareholder also represents that either (a) it has not been organized for the purpose of acquiring the Parent Shares or (b) if it has been organized for the purpose of acquiring the Parent Shares, the equity owners of such entity (x) are “accredited investors” or (y) are not “U.S. Person”.

(l) No Inducements. Other than the Merger Agreement, an interim investors agreement, dated as of the date hereof, by and among Parent, Merger Sub and the Rollover Shareholders (the “Interim Investors Agreement”), the Equity Commitment Letter and any other agreement or instrument delivered in connection with the transaction contemplated by this Agreement, none of Parent or any other Person has made any oral or written representation, inducement, promise or agreement to such Rollover Shareholder in connection with the subject matter of this Agreement and the transactions contemplated by this Agreement, other than as expressly set forth in this Agreement.

9. Representations and Warranties of Parent and Merger Sub. Each of Parent and Merger Sub jointly and severally makes the following representations and warranties to each Rollover Shareholder, each and all of which shall be true and correct as of the date of this Agreement and unless otherwise specified, as of the Contribution Closing, and shall survive the execution and delivery of this Agreement:

(a) Organization, Standing and Authority. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has full legal right, power, capacity and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and the execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub and no other corporate actions or proceedings on the part of each of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. Assuming due authorization, execution and delivery by the Rollover Shareholders, this Agreement constitutes legal, valid and binding obligations of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except as enforcement may be limited by applicable Enforceability Exceptions.

(b) Consents and Approvals; No Violations. Except for the applicable requirements of the Exchange Act and Laws of the Cayman Islands, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary on the part of each of Parent or Merger Sub for the execution, delivery and performance of this Agreement by each of Parent and Merger Sub or the consummation by each of Parent and Merger Sub of the transactions contemplated hereby; and (ii) neither the execution, delivery or performance of this Agreement by each of Parent and Merger Sub nor the consummation by each of Parent and Merger Sub of the transactions contemplated hereby, nor compliance by each of Parent and Merger Sub with any of the provisions hereof shall (A) require the consent or approval of any other Person pursuant to any Contract binding on each of Parent and Merger Sub or each of their properties or assets, (B) conflict with or violate any provision of the organizational documents of each of Parent and Merger Sub, (C) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on such property or asset of each of Parent or Merger Sub pursuant to, any Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their properties or assets is bound or affected, or (D) violate any Law or Order applicable to each of Parent and Merger Sub or any of their properties or assets.

(c) Capitalization. As of the Contribution Closing, the authorized share capital of Parent will be US$1,000,000.00 divided into 950,000,000 Class A Parent Shares and 50,000,000 Class B Parent Shares. Assuming the full performance by each Rollover Shareholder of his/her/its obligations under Section 1, 51,956,963 Class A Parent Shares and 23,636,706 Class B Parent Shares will be validly issued and outstanding immediately after the Contribution Closing (excluding any Class A Parent Shares issuable pursuant to the Equity Commitment Letter and any Parent Shares issuable pursuant to Section 3.3 of the Merger Agreement). The authorized share capital of Merger Sub is US$1,000,000.00 divided into 1,000,000,000 shares of a par value of US$0.001 each, one of which is validly issued and outstanding. All the outstanding shares of Merger Sub are duly authorized, validly issued, fully paid and non-assessable. All of the issued and outstanding share capital of Merger Sub is, and immediately prior to the Contribution Closing will be, owned by Parent.

(d) Issuance of Parent Shares. At the Contribution Closing, the Parent Shares to be issued under this Agreement shall have been duly and validly authorized and when issued and delivered in accordance with the terms hereof, will be validly issued, fully paid and non-assessable, free and clear of all Liens and subscription and similar rights (other than restrictions arising under any applicable securities Laws or agreements entered into by all of the Rollover Shareholders). At and immediately after the Contribution Closing, the authorized share capital of Parent shall consist of 1,000,000,000 Parent Shares (comprised of 950,000,000 Class A Parent Shares and 50,000,000 Class B Parent Shares), of which a number of Parent Shares as set forth in Schedule A shall be issued and outstanding (the “Issued Shares”), and the Issued Shares, together with the Parent Shares to be issued to the Sponsor at the Contribution Closing pursuant to the Equity Commitment Letter shall be all of the Parent Shares outstanding at and immediately after the Contribution Closing. Except as otherwise agreed to by the parties hereto, subject to Section 3.3 of the Merger Agreement, at and immediately after the Contribution Closing, there shall be (i) no options, warrants or other rights to acquire share capital of Parent, (ii) no outstanding securities exchangeable for or convertible into share capital of Parent and (iii) no outstanding rights to acquire or obligations to issue any such options, warrants, rights or securities.

(e) Operation and Liabilities. Each of Parent and Merger Sub was formed solely for the purpose of engaging in the Transactions and has not conducted and will not conduct, prior to the Contribution Closing, any business other than in connection with its formation or related to the Transactions. Except for obligations or liabilities incurred in connection with its formation or related to the Transactions, each of Parent and Merger Sub has not incurred and will not incur, prior to the Contribution Closing, directly or indirectly, through any Subsidiary or Affiliate (other than the Company and its Subsidiaries), any obligations or liabilities of any type or kind whatsoever or entered into any agreements or arrangements with any Person. Merger Sub is directly wholly-owned by Parent and other than Merger Sub, there are no other corporations, partnerships, joint ventures, associations, or entities through which Parent conducts business, or other entities in which either Parent controls or owns, of record or beneficially, any direct or indirect equity or other interest.

10. Other Covenants and Agreements.

(a) Each of the parties hereto agrees to use his/her/its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective any transactions contemplated by this Agreement, including providing information and using commercially reasonable efforts to obtain all necessary or appropriate waivers, consents and approvals, and effecting all necessary registrations and filings.

(b) Each of Parent and Merger Sub agrees that it shall not have the right to receive the Per Share Merger Consideration (or the Per ADS Merger Consideration, if applicable) in connection with the Merger with respect to any Rollover Shares held by it as of immediately prior to the Effective Time, and at the Effective Time, each Rollover Share held by it shall be cancelled and cease to exist without payment of any consideration or distribution therefor.

(c) Each of the parties hereto agrees that the contribution to the transitory Merger Sub as described in Section 1, together with the contribution of cash to Parent in order to complete the Merger, is intended to be treated as a tax-free contribution of cash and Rollover Shares to Parent through the Merger pursuant to Section 351 of the Internal Revenue Code of 1986, as amended. No party hereto shall take any action or file any tax return, report or declaration inconsistent with the foregoing. The parties hereto will cause Merger Sub to elect to be classified as a disregarded entity for U.S. federal income tax purposes.

11. Disclosure.

(a) Each of the Rollover Shareholders, on the one hand, and each of Parent and Merger Sub, on the other hand, shall not, and shall cause his/her/its respective Affiliates and Representatives not to, make any press release, public announcement or other public communication regarding the subject matter of this Agreement without the prior written consent of the other party, except to the extent that (i) a party may disclose to his/her/its Representatives as such party reasonably deems necessary to give effect to or enforce this Agreement but only on a confidential basis; (ii) if required by Law or a court of competent jurisdiction, the SEC, the NASDAQ or another regulatory body or international stock exchange having jurisdiction over a party or pursuant to whose rules and regulations such disclosure is required to be made, including any required Schedule 13D and Schedule 13E-3 filings and in connection therewith, the disclosure of this Agreement, but only as far as practicable and lawful after the form and terms of that disclosure have been notified to the other parties hereto and the other parties have had a reasonable opportunity to comment on the form and terms of disclosure, in each case, to the extent reasonably practicable; or (iii) if the information is publicly available other than through a breach of this Agreement by a party or his/her/its Representatives.

(b) Each Rollover Shareholder (i) consents to and authorizes the publication and disclosure by Parent, Merger Sub or the Company of such Rollover Shareholder’s identity and beneficial ownership of Shares or other equity securities of the Company and the existence and terms of this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement and the nature of such Rollover Shareholder’s commitments, arrangements and understandings under this Agreement) and any other information, in each case, that Parent (with respect to any disclosure by Parent or Merger Sub) or the Company (with respect to any disclosure by the Company) reasonably determines in its good faith judgment is required or requested to be disclosed by Law in any press release, any Current Report on Form 6-K, the Schedule 13E-3 (including any amendment or supplements thereto) and any other disclosure document in connection with the Merger Agreement, and any other Transaction Agreements or Transactions and any filings with or notices to any Governmental Entity (including the SEC) in connection with the Merger Agreement (or the transactions contemplated thereby), but only as far as practicable and lawful after the form and terms of that disclosure have been notified to each of the Rollover Shareholders and each of the Rollover Shareholders has had a reasonable opportunity to comment on the form and terms of disclosure, and (ii) agrees and covenants to promptly give to Parent, Merger Sub or the Company any information they may reasonably request concerning such Rollover Shareholder for the preparation of any such documents.

(c) Each Rollover Shareholder agrees further that, upon request of Parent, such Rollover Shareholder shall execute and deliver any additional documents, consents or instruments and take such further actions as may reasonably be deemed by Parent to be necessary to carry out the provisions of this Agreement.

12. Termination. This Agreement and the obligations of a Rollover Shareholder hereunder shall terminate and be of no further force or effect immediately upon the first to occur of (a) the Effective Time, (b) valid termination of the Merger Agreement in accordance with its terms, and (c) the written agreement of such Rollover Shareholder, on one hand, and Parent and Merger Sub, on the other hand (such time, the “Expiration Time”); provided, that the provisions set forth in Section 11, this Section 12 and Section 13 shall survive the termination of this Agreement; provided, further, that each Rollover Shareholder shall continue to have liability for breaches of this Agreement prior to the termination of this Agreement. If for any reason the Merger contemplated by the Merger Agreement fails to occur but the Contribution Closing has already taken place, then each of Parent and Merger Sub shall, upon termination of the Merger Agreement, promptly return the Rollover Shares Documents to each of the Rollover Shareholders at his/her/its address set forth in Section 13(h) and take all such actions as are necessary to restore each such Rollover Shareholder to the position he/she/it was in with respect to ownership of the Rollover Shares prior to the Contribution Closing.

13. Miscellaneous.

(a) Complete Agreement. This Agreement, together with the Merger Agreement, the Interim Investors Agreement, the Equity Commitment Letter and any other agreement or instrument delivered in connection with the transaction contemplated by this Agreement and the Merger Agreement, contains the entire understanding of the parties with respect to the subject matter hereof and all contemporaneous or prior agreements or understandings, both written and oral, between or among the parties with respect to the subject matter hereof and thereof.

(b) Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any of the parties hereto without the prior written consent of the other parties and the Company, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns and, in the case of any applicable Rollover Shareholder, his or her estate, heirs, beneficiaries, personal representatives and executors.

(c) Survival of Representations and Warranties. All representations and warranties of each Rollover Shareholder or of each of Parent or Merger Sub in connection with the transactions contemplated by this Agreement contained herein shall survive the execution and delivery of this Agreement, any investigation at any time made by or on behalf of Parent, Merger Sub or any Rollover Shareholder, and the issuance of the Parent Shares.

(d) Amendment; Modification and Waiver. At any time prior to the Expiration Time, this Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each party hereto, and the Company, and otherwise as expressly set forth herein. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party and the Company.

(e) Interpretation. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, unless otherwise specified. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. When reference is made to an Article or Section, such reference is to an Article or Section of this Agreement unless otherwise indicated. References to sums of money are expressed in lawful currency of the U.S. and “$” refers to U.S. dollars. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein. The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement. For purposes of this Agreement, “beneficially owns,” “beneficial owner” or “beneficial ownership” with respect to any securities means having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act).

(f) Statutory Provisions. All references to statutes, statutory provisions, enactments, directives or regulations shall include references to any consolidation, reenactment, modification or replacement of the same, any statute, statutory provision, enactment, directive or regulation of which it is a consolidation, re-enactment, modification or replacement and any subordinate legislation in force under any of the same from time to time.

(g) Recitals and Schedules. References to this Agreement include the recitals and schedules which form part of this Agreement for all purposes. References in this Agreement to the parties are references respectively to the parties and their legal personal representatives, successors and permitted assigns.

(h) Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) upon confirmation of receipt after transmittal by facsimile or email (to such number or address specified below or another number or numbers or address or addresses as such Person may subsequently specify by proper notice under this Agreement), with a confirmatory copy to be sent by overnight courier, and (iii) on the next Business Day when sent by national overnight courier, in each case to the respective parties and accompanied by a copy sent by email (which copy shall not constitute notice). All notices hereunder shall be delivered to the addresses set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)	If to Parent or Merger Sub:

Address: Tower A, No. 20 Guogongzhuang Middle Street Fengtai District,

Beijing 100070, The People’s Republic of China

E-mail: richarddai@fang.com

Attention: Jiangong Dai

with a copy to (which shall not constitute notice):

O’Melveny & Myers LLP

Yin Tai Centre, Office Tower, 37th Floor

No. 2 Jianguomenwai Ave.

Chao Yang District

Beijing 100022

People’s Republic of China

Attention: Alan Bao, Esq.

Email: abao@omm.com

(ii)	If to any Rollover Shareholder, the address of the relevant Rollover Shareholder on Schedule A hereto.

(iii)	If to the Company:

China Index Holdings Limited

Tower A, No. 20 Guogongzhuang Middle Street

Fengtai District, Beijing 100070

People’s Republic of China

Attention: Jessie Yang

Email: jessieyang@fang.com

with a copy to (which shall not constitute notice):

Gibson, Dunn & Crutcher LLP

Unit 1301, Tower 1, China Central Place

No. 81 Jianguo Road,

Chaoyang District, Beijing 100025

People’s Republic of China

Attention: Fang Xue, Esq. & Qi Yue, Esq.

Email: fxue@gibsondunn.com & qyue@gibsondunn.com

(i) Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

(j) Remedies; Enforcement.

(i) The parties hereto agree that this Agreement shall be enforceable by all available remedies at Law or in equity.

(ii) Each Rollover Shareholder further acknowledges and agrees that Parent and/or its Affiliate would be irreparably injured by a breach of this Agreement by it and that monetary damages alone would not be an adequate remedy for any actual or threatened breach of this Agreement. Accordingly, Parent and its Affiliate shall be entitled to specific performance or injunctive or other equitable relief (without posting a bond or other security) in any arbitral body or court of competent jurisdiction to enforce or prevent any violations of any provision of this Agreement, in addition to and without limiting all other remedy or right available at law or in equity to such party, including the right to claim money damages for breach of any provision of this Agreement. Each Rollover Shareholder agrees not to oppose the granting of such relief in the event an arbitral body or a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at Law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by Parent or its Affiliates shall not preclude the simultaneous or later exercise of any other such right, power or remedy by Parent or its Affiliates. Notwithstanding anything contrary in the foregoing, under no circumstances will Parent be entitled to both the monetary damages under Section 13(j)(i) and specific performance under this Section 13(j)(ii).

(iii) Each of Parent and Merger Sub further acknowledges and agrees that each Rollover Shareholder would be irreparably injured by a breach of this Agreement by Parent and/or Merger Sub and that monetary damages alone would not be an adequate remedy for any actual or threatened breach of this Agreement. Accordingly, each Rollover Shareholder shall be entitled to specific performance or injunctive or other equitable relief (without posting a bond or other security) in any arbitral body or court of competent jurisdiction to enforce or prevent any violations of any provision of this Agreement by Parent, Merger Sub and/or their respective Affiliates, in addition to and without limiting all other remedy or right available at law or in equity to such party, including the right to claim money damages for breach of any provision of this Agreement. Each of Parent, Merger Sub and/or their respective Affiliates agrees not to oppose the granting of such relief in the event an arbitral body or a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at Law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by a Rollover Shareholder or his/her/its Affiliates shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such Rollover Shareholder or his/her/its Affiliates. Notwithstanding anything contrary in the foregoing, under no circumstances will a Rollover Shareholder be entitled to both the monetary damages under Section 13(j)(i) and specific performance under this Section 13(j)(iii).

(k) No Third Party Beneficiaries. There are no third party beneficiaries of this Agreement and nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto (and their respective successors, heirs and permitted assigns), any rights, remedies, obligations or liabilities, except as specifically set forth in this Agreement; provided, that the Company is an express third-party beneficiary of Sections 1, 3, 4, 6 and 7 of this Agreement and shall be entitled to specific performance of the terms thereof, including an injunction or injunctions to prevent breaches of this Agreement by the parties hereto, in addition to any other remedy at law or in equity.

(l) Governing Law; Jurisdiction; Dispute Resolution.

(i) This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be interpreted, construed and governed by and construed in accordance with the Laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions that would cause the application of the Laws of any jurisdiction other than the State of New York, except that matters arising out of or relating to the conversion, exchange or cancellation (as applicable) of the Shares (including Shares represented by ADSs) contemplated by this Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the Cayman Islands in respect of which the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of the courts of the Cayman Islands.

(ii) Subject to the exception for jurisdiction the courts of the Cayman Islands in Section 13(l)(i), any disputes, actions and proceedings against any party hereto or arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time (the “HKIAC Rules”) and as may be amended by this Section 13(l)(ii). The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the arbitration tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree on the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the HKIAC Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties hereto irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

(iii) Notwithstanding the foregoing, the parties hereto hereby consent to and agree that in addition to any recourse to arbitration as set out in this Section 13(l), any party hereto may, to the extent permitted under the rules and procedures of the HKIAC, seek an interim injunction or other form of relief from the HKIAC as provided for in its HKIAC Rules. Such application shall also be governed by, and construed in accordance with, the Laws of the State of New York.

(iv) Each of the parties hereto irrevocably consents to service of process in the manner provided for notices in Section 10.2 of the Merger Agreement and in the case of each party hereto at the address set forth in Section 13(h). Nothing in this Agreement shall affect the right of any party to serve process in any other manner permitted by Law.

(v) Subject to the rights and remedies of the parties otherwise provided herein in the case of a breach by the other party, each party hereto agrees that the prevailing party shall be entitled to reimbursement of all reasonable and documented costs and expenses, including all reasonable and documented attorney’s fees, in connection with any proceeding arising out of or relating to a willful breach of this Agreement on the part of the other party.

(m) Waiver of Jury Trial. Each party hereto hereby irrevocably and unconditionally waives any right it, he or she may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement and any of the documents delivered in connection herewith. Each party hereto certifies and acknowledges that (a) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce either of such waivers; (b) it understands and has considered the implications of such waivers; (c) it makes such waivers voluntarily; and (d) it has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 13(m).

(n) Expenses. Other than otherwise provided for in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

(o) Counterparts. This Agreement may be executed in any number of counterparts as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement. The parties irrevocably and unreservedly agree that the document(s) in question may be executed by way of electronic signatures and the parties agree that such document(s), or any part thereof, shall not be challenged or denied any legal effect, validity and/or enforceability solely on the ground that it is in the form of an electronic record; provided, however, that if any of the Rollover Shareholders fails for any reason to execute, or perform their obligations under, this Agreement, this Agreement shall remain effective as to all parties executing this Agreement. The delivery by facsimile or by electronic delivery in PDF format of this Agreement with all executed signature pages (in counterparts or otherwise) shall be sufficient to bind the parties hereto to the terms and conditions set forth herein.

(p) No Presumption against Drafting Party. Each of the parties to this Agreement acknowledges that he/she/it has been represented by independent counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

(q) Independent Nature of Rollover Shareholders’ Obligations and Rights. The obligations of each Rollover Shareholder under this Agreement are several and not joint, and no Rollover Shareholder is responsible in any way for the performance or conduct of any other Rollover Shareholder in connection with the transactions contemplated hereby. Except as expressly required by the Exchange Act, nothing contained herein and no action taken by any Rollover Shareholder pursuant hereto, shall be or shall be deemed to constitute a partnership, association, joint venture, or joint group with respect to the Rollover Shareholders. Each Rollover Shareholder agrees that no other Rollover Shareholder has acted as an agent for such Rollover Shareholder in connection with the transactions contemplated hereby.

[Signature page follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Rollover Shareholders have caused to be executed or executed this Agreement as of the date first written above.

PARENT

CIH Holdings Limited

By:	/s/ Jiangong Dai
Name: Jiangong Dai
Title: Director

[Signature Page to Equity Contribution Agreement]

IN WITNESS WHEREOF, Parent, Merger Sub and the Rollover Shareholders have caused to be executed or executed this Agreement as of the date first written above.

MERGER SUB

CIH Merger Sub Holdings Limited

By:	/s/ Jiangong Dai
Name: Jiangong Dai
Title: Director

[Signature Page to Equity Contribution Agreement]

IN WITNESS WHEREOF, Parent, Merger Sub and the Rollover Shareholders have caused to be executed or executed this Agreement as of the date first written above.

ROLLOVER SHAREHOLDER

FANG HOLDINGS LIMITED

By:	/s/ Jiangong Dai
Name: Jiangong Dai
Title: Director

[Signature Page to Equity Contribution Agreement]

IN WITNESS WHEREOF, Parent, Merger Sub and the Rollover Shareholders have caused to be executed or executed this Agreement as of the date first written above.

ROLLOVER SHAREHOLDER

ACE SMART INVESTMENTS LIMITED

By:	/s/ Tianquan Mo
Name: Tianquan Mo
Title: Director

[Signature Page to Equity Contribution Agreement]

IN WITNESS WHEREOF, Parent, Merger Sub and the Rollover Shareholders have caused to be executed or executed this Agreement as of the date first written above.

ROLLOVER SHAREHOLDER

KARISTONE LIMITED

By:	/s/ Tianquan Mo
Name: Tianquan Mo
Title: Director

[Signature Page to Equity Contribution Agreement]

IN WITNESS WHEREOF, Parent, Merger Sub and the Rollover Shareholders have caused to be executed or executed this Agreement as of the date first written above.

ROLLOVER SHAREHOLDER

OPEN LAND HOLDINGS LIMITED

By:	/s/ Tianquan Mo
Name: Tianquan Mo
Title: Director

[Signature Page to Equity Contribution Agreement]

IN WITNESS WHEREOF, Parent, Merger Sub and the Rollover Shareholders have caused to be executed or executed this Agreement as of the date first written above.

ROLLOVER SHAREHOLDER

MEDIA PARTNER TECHNOLOGY LIMITED

By:	/s/ Tianquan Mo
Name: Tianquan Mo
Title: Director

[Signature Page to Equity Contribution Agreement]

IN WITNESS WHEREOF, Parent, Merger Sub and the Rollover Shareholders have caused to be executed or executed this Agreement as of the date first written above.

ROLLOVER SHAREHOLDER

NEXT DECADE INVESTMENTS LIMITED

By:	/s/ Tianquan Mo
Name: Tianquan Mo
Title: Director

[Signature Page to Equity Contribution Agreement]

IN WITNESS WHEREOF, Parent, Merger Sub and the Rollover Shareholders have caused to be executed or executed this Agreement as of the date first written above.

ROLLOVER SHAREHOLDER

GENERAL ATLANTIC SINGAPORE FUND PTE. LTD.

By:	/s/ Ong Yu Huat
Name: Ong Yu Huat
Title: Director

[Signature Page to Equity Contribution Agreement]

IN WITNESS WHEREOF, Parent, Merger Sub and the Rollover Shareholders have caused to be executed or executed this Agreement as of the date first written above.

ROLLOVER SHAREHOLDER

DIGITAL LINK INVESTMENTS LIMITED

By:	/s/ Shan Li
Name: Shan Li
Title: Director

[Signature Page to Equity Contribution Agreement]

IN WITNESS WHEREOF, Parent, Merger Sub and the Rollover Shareholders have caused to be executed or executed this Agreement as of the date first written above.

ROLLOVER SHAREHOLDER

TRUE KNIGHT LIMITED

By:	/s/ Jiangong Dai
Name: Jiangong Dai
Title: Director

[Signature Page to Equity Contribution Agreement]

IN WITNESS WHEREOF, Parent, Merger Sub and the Rollover Shareholders have caused to be executed or executed this Agreement as of the date first written above.

ROLLOVER SHAREHOLDER

EVENSTAR SPECIAL SITUATIONS LIMITED

By:	/s/ James Yang
Name: James Yang
Title: Director

EVENSTAR MASTER FUND SPC FOR AND ON BEHALF OF EVENSTAR MASTER SUB-FUND I SEGREGATED PORTFOLIO

By:	/s/ James Yang
Name: James Yang
Title: Director

[Signature Page to Equity Contribution Agreement]

SCHEDULE A

ROLLOVER SHAREHOLDERS AND ROLLOVER SHARES

Rollover Shareholder Name	Notice Details	Rollover Shares*		Voting Power of the Rollover Shares (%)*	Parent Shares to be Issued
		Class A Shares	Class B Shares		Class A Parent Shares	Class B Parent Shares
Fang Holdings Limited	Address: Tower A, No. 20 Guogongzhuang Middle Street, Fengtai District, Beijing 100070, The People’s Republic of China E-mail: richarddai@fang.com Attention: Jiangong Dai	6,964,415 (including 4,534,852 represented by ADSs as of the date of this Agreement)	11,119,686	39.0%	6,964,415	11,119,686

ACE Smart Investments Limited	Address: Tower A, No. 20 Guogongzhuang Middle Street, Fengtai District, Beijing 100070, The People’s Republic of China E-mail: vincentmo@fang.com Attention: Tianquan Mo	11,669,921 (including 9,962,597 represented by ADSs as of the date of this Agreement)	—	3.8%	11,669,921	—
Karistone Limited		—	926,461	3.1%	—	926,461
Open Land Holdings Limited		25,000 (represented by ADSs as of the date of this Agreement)	—	0.01%	25,000	—
Media Partner Technology Limited		—	5,795,802	19.1%	—	5,795,802
Next Decade Investments Limited		14,177 (represented by ADSs as of the date of this Agreement)	5,794,757	19.1%	14,177	5,794,757

General Atlantic Singapore Fund Pte. Ltd.	Address: 8 Marina View, #41-04 Asia Square Tower 1, Singapore 018960 Email: aong@generalatlantic.com Attention: Alexander Ong with a copy to: c/o General Atlantic Asia Limited Suite 5704-5706, 57F Two IFC, 8 Finance Street, Central, Hong Kong Email: itang@generalatlantic.com / sliu@generalatlantic.com Attention: Ivy Tang / Simon Liu and c/o General Atlantic Service Company, L.P. 55 East 52nd Street, 33rd Floor, New York, NY 10055, USA Email: clanning@generalatlantic.com Attention: Chris Lanning	10,122,769 (represented by ADSs as of the date of this Agreement)	—	3.3%	10,122,769	—

Evenstar Special Situations Limited	Address: PO Box 309, Ugland House, South Church Street, George Town , KY1 – 1104, Cayman Islands Attention: The Directors of the Fund with a copy to (which alone shall not constitute notice): Evenstar Capital Management Limited Address: PO Box 309, Ugland House, South Church Street, George Town, KY1-1104, Cayman Islands Attention: Directors of Evenstar Capital Management Limited	50	—	**	50	—
Evenstar Master Fund SPC for and on behalf of Evenstar Master Sub-Fund I Segregated Portfolio (“EMF”)		11,221,568 (including 11,221,518 represented by ADSs as of the date of this Agreement)	—	3.7%	11,221,568	—

True Knight Limited	Address: Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands E-mail: richarddai@fang.com Attention: Jiangong Dai	8,801,142	—	2.9%	8,801,142	—

Digital Link Investments Limited	Address: Unit 219, 2/F Building 16W, Phase Three, Hong Kong Science Park, Pak Shek Kok, New Territories, Hong Kong E-mail: shan.li@sanshan.com Attention: Shan Li	3,137,921	—	1.0%	3,137,921	—

Total		51,956,963	23,636,706	95%	51,956,963	23,636,706

*	Number of the Rollover Shares as of the date of the Merger Agreement.
**	less than 0.1%

SCHEDULE B

This Schedule sets out the exceptions to Sections 6(a), 8(a) and 8(g) hereof:

Section 6(a)	Pursuant to a total return arrangement under a transfer agreement dated November 24, 2022, EMF is not entitled to any economic interest in 1,762,716 Rollover Shares that are represented by ADSs held by it.

Section 8(a)	Pursuant to a total return arrangement under a transfer agreement dated November 24, 2022, EMF is not entitled to any economic interest in 1,762,716 Rollover Shares that are represented by ADSs held by it.

Section 8(g)

Pursuant to a total return arrangement under a transfer agreement dated November 24, 2022, EMF will not be entitled to any economic interest in the Parent Shares to be issued in exchange for 1,762,716 Rollover Shares that are represented by ADSs held by it and third parties will be entitled to the economic interests with respect to such Parent Shares as agreed with EMF.

Pursuant to a total return arrangement under a transfer agreement dated November 24, 2022, EMF is not entitled to any economic interest in 1,762,716 Rollover Shares that are represented by ADSs held by it and third parties are entitled to the economic interests in such Rollover Shares as agreed with EMF.